Exhibit 10.1

TERM SHEET

This Term Sheet summarizes the principal terms of a mutual release and settlement agreement (the “Definitive Agreement”) between Plaintiffs Sorrento Therapeutics, Inc. and Scilex Pharmaceuticals Inc. and Defendant Virpax Pharmaceuticals, Inc. to fully resolve the Parties’ ongoing disputes. The Parties will make best efforts to enter into the Definitive Agreement, but if they fail to do so by or before March 1, 2024, this Term Sheet will be binding and enforceable in all of its terms. This Term Sheet outlines terms which shall be embodied in the Definitive Agreement that will include additional provisions and terms as the Parties shall negotiate and agree.

A. GLOBAL SETTLEMENT

1. Dismissal of the Action Against Virpax	On February 26, 2024, the Parties will notify the Court that the Parties have reached a conditional settlement agreement as to the claims against Virpax only and ask the Court to refrain from issuing any opinion or order as to Virpax. By March 1, 2024, upon Virpax’s initial payment as set forth in Section A.3, the Parties will file a stipulation of dismissal, with prejudice, their claims, counterclaims, and defenses against each other in Delaware Court of Chancery, Case No. 2021-0210-PAF (the “Action”).

2. Mutual Releases

Each Party releases all claims against the other Party that exist as of the date of the execution of the Term Sheet, whether known or unknown (including, waiving the protections of California Civil Code § 1542), arising from any allegations set forth in the Action. Plaintiffs release will be as to Virpax only, and Plaintiffs are not releasing Mr. Anthony Mack. Plaintiffs’ release as to Virpax will become effective upon Virpax’s initial payment of $3.5 million as set forth in Section A.3.

For the avoidance of doubt, each Party retains the right to bring an action against the other Party or Parties to enforce the terms of this Term Sheet.

3. Monetary Payments

Virpax will pay Plaintiffs a total of $6 million to settle Plaintiffs’ claims against Virpax. This will be paid as followed:

•  By March 1, 2024, Virpax will pay Plaintiffs $3.5 million, payable to Scilex.

•  By July 1, 2024 Virpax will pay Plaintiffs $2.5 million, payable to Scilex.

Each Party shall bear its own attorneys’ fees and costs associated with this litigation.

4. Royalty Payments	To the extent any of the below drug candidates are ever sold, Virpax will pay Plaintiffs royalties in the following amounts:

• 6% of annual Net Sales of Epoladerm;

• 6% of annual Net Sales of Probudur;

• 6% of annual Net Sales of Envelta.

“Net Sales” shall mean, with respect to any product, the gross amount invoiced with respect thereto, whether by Virpax, any affiliate of Virpax, any sub-licensee, co-marketer, collaborator, joint venturer or other partner (collectively, the “Selling Parties”) in an arm’s length transaction exclusively for money or, where the sale is not at arm’s length or not exclusively for money, the price that would have been so invoiced if it had been at arm’s length exclusively for money, less the following to the extent allowed, paid or accrued with respect to such sales consistent with relevant accounting standards:

(a) normal and customary trade, cash and/or quantity discounts allowed and taken, and wholesaler and inventory management fees paid, with respect to sales of such product or products;

(b) amounts paid, repaid or credited by reason of defects, rejection, recalls, returns and allowances with respect to such product or products;

(c) any applicable sales, use or value-added taxes;

(d) charges, chargebacks, rebates, discounts and amounts under rebate programs paid or accrued on sale or dispensing of the such product;

(e) all transportation charges, including freight, postage and insurance related directly to such product, in each case to the extent included in the invoice price to a buyer; and

(f) all other deductions allowed by relevant accounting standards, as consistently applied by Virpax and its affiliates (or their licensees or sub-licensees, as applicable) in determining net product sales.

For clarification, sale of product by a selling party to another selling party for resale by such entity to a third party shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale is included in the computation of Net Sales. Further, transfers or dispositions of Product, without consideration: (A) in connection with patient assistance programs; (B) for charitable or promotional purposes; (C) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (D) for use in any tests or studies reasonably necessary to comply with applicable law, regulation or request by a regulatory authority, shall not, in each case of (A) through (D), be deemed sales of such product for purposes of this definition of “Net Sales.”

Royalty term will end upon:

(a) expiration of the last-to-expire valid patent claim of Virpax or its licensor covering the manufacture, use or sale of such product in such country; and

(b) expiration of any period of regulatory exclusivity for such product in such country

B. SEARCH FOR AND REMOVAL OF SCILEX DOCUMENTS

1. Search for and Destruction of Scilex Information	Within 30 days of the execution of the Definitive Agreement, or 60 days from the date this Term Sheet is fully executed, whichever is earlier, Virpax shall perform a search of its systems for Scilex’s nonpublic information, including all documents identified in the pleadings and alleged to be Scilex’s confidential information. Virpax shall destroy all hard copies of such information and shall remove any such information from its computing systems but shall create a preservation copy of such information on a hard drive that shall be maintained by Virpax’s counsel Ballard Spahr during the pendency of this Action until there is a binding settlement or final, non-appealable decision as to all Parties.

C. OTHER MATTERS

1. No admission of liability	By entering into this Term Sheet or any Definitive Agreement, neither Party is admitting liability for any claim including those asserted in the Action.

2. Governing Law	Delaware.

/s/ Jaisim Shah On behalf of Scilex Pharmaceuticals Inc.
By: Jaisim Shah
Its: CEO
Date: February 26, 2024

/s Moshin Meghji
On behalf of Sorrento Therapeutics, Inc.
By: Moshin Meghji
Its: CRO
Date: February 26, 2024

/s/ Gerald W. Bruce
On behalf of Virpax Pharmaceuticals, Inc.
By: Gerald W. Bruce
Title: CEO
Date: February 26, 2024